Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Inotiv, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Shares, no par value, underlying Warrants	457(c)	4,146,250	$1.53	$6,343,763	0.00015310	$971.23
Total Offering Amounts						$6,343,763		$971.23
Total Fees Previously Paid								$0
Total Fee Offsets								$0
Net Fee Due								$971.23
(1)    In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover an indeterminate number of additional securities to be offered or issued from stock splits, stock dividends or similar transactions.
(2)    The proposed maximum offering price per share and in the aggregate are based on the average of the high and low sale prices of the registrant’s common stock, as reported on The Nasdaq Capital Market on September 26, 2024, which date is within five business days prior to filing this registration statement.